Exhibit 99

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Reports 2008 Second Quarter & Six-Month Results
FOR IMMEDIATE RELEASE: July 24, 2008, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today reports results for the second quarter and six months ended June 30, 2008. Performance highlights from continuing operations in the second quarter include:
•	Net sales for the second quarter were $214.6 million compared to $225.6 million in the second quarter of 2007.

•	Gross profit as a percent of sales was 23.0% for the second quarter compared to 25.6% in the second quarter of 2007.

•	Income before taxes for the second quarter, including special items detailed below, was $4.6 million compared to $3.7 million, including special items, in the second quarter of 2007.

•	Income from continuing operations and net income for the second quarter was $2.9 million, or $0.08 per basic and diluted share. This compares to $2.5 million, or $0.07 per share in the second quarter of 2007.

•	Special pre-tax items for the second quarter include:
1)	$1.4 million in 2008, including: expense of $0.9 million related to an executive retirement plan and severance expenses of approximately $0.5 million.

2)	$8.2 million in 2007, including: restructuring expenses, foreign currency transaction losses, expenses related to a proposed merger transaction and other items.
Commenting on second quarter results, President and Chief Executive Officer John C. Orr said,
“The Company’s sales and profits in the quarter are indicative of slow demand due to the ongoing weak economic conditions coupled with soaring energy and raw material costs. While we implemented aggressive price increases during the quarter, these simply have not been able to fully offset the timing and magnitude of higher resin costs.
“Despite these pressures, the Company performed well in a difficult second quarter operating environment. We continue to focus on evaluating additional operational initiatives to enhance both our short- and long-term sales and profitability.”
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Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Reports 2008 Second Quarter & Six-Month Results- 07/24/08	page 2 of 5
Consolidated Results from Continuing Operations — 2008 Second Quarter & Six Months
$Millions

	Second Quarter Ended June 30			Six Months Ended June 30
Results from Continuing Operations:	2008	2007	% Change	2008	2007	% Change
Net Sales	$214.6	$225.6	- 5%	$464.0	$472.1	- 2%
Income Before Taxes	$4.6	$3.7	25%	$18.4	$27.1	- 32%
Income from Continuing Operations	$2.9	$2.5	16%	$11.5	$17.3	- 33%
Income Per Share from Continuing Operations	$0.08	$0.07	14%	$0.33	$0.49	- 33%

Net sales during the second quarter and first half of 2008 were adversely affected by the overall economic weakness impacting markets in which the Company sells. In addition, the Company’s selling price increases, which were implemented to mitigate surging raw material costs, have resulted in lower volume — as customers reduced or delayed purchases in the second quarter.
Profitability in the second quarter and first half of 2008 benefited from a reduction in interest expense of $1.6 million and $2.2 million, respectively, due to reduced borrowing and lower interest rates, as well as selling price increases, expense controls and productivity programs. These benefits were offset by: 1) the effect of higher raw material and energy costs, 2) the impact of lower volumes on absorption of manufacturing costs, 3) unfavorable product mix and 4) a higher effective tax rate.
Raw Material Costs & Pricing Initiatives
The rapid escalation in raw material costs during the second quarter and first half of the year is tied to the extraordinary pressure from energy price increases, mainly in oil and natural gas. These resources drive the prices for the Company’s plastic raw materials, primarily polyethylene and polypropylene resins, as well as costs for steel, transportation and manufacturing.
Since the beginning of the year, natural gas and oil prices climbed more than 55% on average. Through the second quarter of 2008, pricing for plastic resins used by the Company in its manufacturing operations increased approximately 30% on average compared to the first half of 2007.
Orr commented, “We understand the impact our price increases can have on our customers, but with rapidly escalating energy and material costs showing no signs of meaningful reversal, we must continue to implement aggressive pricing in our businesses. This is imperative for us to protect our Company for the long term.”
Business Segment Results — 2008 Second Quarter & Six Months
Lawn and Garden Segment
$Millions

	Second Quarter Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change
Net Sales	$62.9	$72.2	- 13%	$155.3	$166.1	- 7%
Income (Loss) Before Taxes	$(1.1)	$(0.9)	- 22%	$6.9	$9.9	- 30%

Net sales in the Lawn and Garden Segment for the second quarter of 2008 reflect a slow start to the consumer’s purchasing and planting season, due to colder spring weather, as well as above average rainfall through many parts of the U.S. This, coupled with continued weakness in the housing construction market, contributed to lower demand during the quarter.
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Myers Industries Reports 2008 Second Quarter & Six-Month Results- 07/24/08	page 3 of 5
Results in the second quarter of 2008 were adversely impacted by higher raw material costs, which were not fully offset by pricing adjustments. Expense controls and ongoing productivity programs reduced operating costs during the quarter. This segment also incurred approximately $0.25 million in severance expenses related to employee reductions in the second quarter of 2008.
North American Material Handling Segment
$Millions

	Second Quarter Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change
Net Sales	$61.6	$63.6	- 3%	$134.3	$130.1	3%
Income Before Taxes	$4.1	$7.1	- 42%	$12.7	$22.0	- 42%

Net sales in the North American Material Handling Segment for the second quarter of 2008 were down 3 percent compared to 2007 due to market softness. Unit volumes were down across many of the segment’s manufacturing, distribution and food markets as customers delayed capital purchases.
The key factors influencing profitability in the second quarter of 2008 were higher raw material costs and the lower unit volume. As selling price increases were implemented through customer contracts, the rapid timing of raw material cost increases more than offset these pricing adjustments. The benefits of expense controls and cost reductions were offset in the quarter by the negative impact of lower unit volumes on manufacturing absorption. In addition, this segment incurred approximately $0.25 million in severance expenses related to employee reductions in the second quarter of 2008.
Distribution Segment
$Millions

	Second Quarter Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change
Net Sales	$49.2	$50.7	- 3%	$93.7	$97.0	- 3%
Income Before Taxes	$5.6	$5.5	2%	$9.0	$10.0	- 10%

Net sales in the Distribution Segment for the second quarter of 2008 were in the Company’s expected range. The overall market continued to be influenced by: soft demand for tire service and replacement passenger and truck tires; higher fuel prices, which is reducing the number of miles driven for passenger vehicles and freight transport; and soft demand for retreading on heavy-equipment tires due to the downturn in housing construction.
Favorable product mix, operating cost reductions and product pricing adjustments were the key factors influencing profitability in this segment for the second quarter of 2008.
Automotive and Custom Segment
$Millions

	Second Quarter Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change
Net Sales	$47.8	$44.5	7%	$94.2	$89.7	5%
Income Before Taxes	$3.6	$3.0	20%	$5.1	$5.7	- 10%

Net sales in the Automotive and Custom Segment for the second quarter of 2008 were helped by pricing adjustments to recover raw material costs and increased custom molding opportunities.
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Myers Industries Reports 2008 Second Quarter & Six-Month Results- 07/24/08	page 4 of 5
Overall sales in the segment continued to be adversely affected by the volume weakness from the automotive and heavy truck markets, as well as the downturn in housing construction and the related waterworks market.
Despite higher raw material costs and reduced volume, the segment’s cost controls, selling price adjustments and savings from restructuring programs in 2007 contributed to improved profitability in the second quarter of 2008.
Operations Evaluation
Orr concluded, “In light of the economic weakness in the U.S. markets, as well as the volatile energy and raw material environment, we are conducting a review of our business segments. This review will identify areas for cost reductions, as well as implementation of new operational initiatives to meet the changing needs of customers and drive sustainable, profitable growth.”
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2007 net sales of $918.8 million. Founded in 1933, Myers Industries celebrates its 75th Anniversary in 2008. Visit www.myersind.com to learn more.
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Myers Industries Reports 2008 Second Quarter & Six-Month Results- 07/24/08	page 5 of 5
MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$214,608,587	$225,621,571	$463,954,747	$472,092,102

Cost of Sales	165,215,975	167,793,941	354,602,169	340,498,737

Gross Profit	49,392,613	57,827,630	109,352,578	131,593,365

Selling, General and Administrative Expenses	42,006,434	49,717,419	85,204,283	96,526,291

Operating Income	7,386,179	8,110,211	24,148,295	35,067,074

Interest Expense, Net	2,777,588	4,421,869	5,779,221	7,987,357

Income from Continuing Operations Before Income Taxes	4,608,591	3,688,342	18,369,074	27,079,717

Income Taxes	1,728,341	1,175,000	6,840,568	9,829,000

Income from Continuing Operations	2,880,250	2,513,342	11,528,506	17,250,717

Income from Discontinued Operations, Net of Tax	—	—	1,732,027	17,787,645

Net Income	$2,880,250	$2,513,342	$13,260,533	$35,038,362

Income Per Basic & Diluted Common Share

Continuing Operations	$0.08	$0.07	$0.33	$0.49

Discontinued Operations	0.00	0.00	0.05	0.51

Net Income Per Share	$0.08	$0.07	$0.38	$1.00

Weighted Average Common Shares Outstanding	35,203,063	35,139,557	35,195,856	35,115,249

About the 2008 Second Quarter and Six-Month Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter and six months ended June 30, 2008. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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